SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or
                       Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 333-53797

                       MOUND CITY FINANCIAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                25 East Pine Street, Platteville, Wisconsin 53818
                                 (608) 348-2685

               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                  Common Stock
            (Title of each class of securities covered by this Form)

                                     (None)
                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      |_|         Rule 12h-3(b)(1)(ii)       |_|
     Rule 12g-4(a)(1)(ii)     |_|         Rule 12h-3(b)(2)(i)        |_|
     Rule 12g-4(a)(2)(i)      |_|         Rule 12h-3(b)(2)(ii)       |_|
     Rule 12g-4(a)(2)(ii)     |_|         Rule 15d-6                 |_|
     Rule 12h-3(b)(1)(i)      |X|

     Approximate number of holders of record as of the certification or notice date: 220

     Pursuant to the requirements of the Securities Exchange Act of 1934, Mound City Financial Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  May 29, 1998                    BY:  /s/ Susan Hull Steer
                                            Susan Hull Steer
                                            Counsel to the Registrant